Exhibit 10.1#

August 2, 2023

PERSONAL AND CONFIDENTIAL

BY EMAIL

Senthil Sundaram

Dear Sen:

The purpose of this separation agreement (the “Agreement”) is to confirm the terms of your transition from CEO of Terns Pharmaceuticals, Inc. and any affiliates, including without limitation, Terns, Inc. (collectively, the “Company”), pursuant to your Employment Agreement, dated and amended as of November 8, 2022 (the “Employment Agreement”). This Agreement outlines the terms of certain benefits and payments to you in connection with your transition and termination.

1.
Transition from CEO to Advisor Role. Effective on August 2, 2023 (“the Transition Date”), you will resign your position as Chief Executive Officer of the Company and all other Company offices and directorships pursuant to Exhibit A hereto, and you will remain employed by the Company in the position of Senior Advisor to the Board. You will continue as Senior Advisor to the Board, provided you continue to comply with the terms of this Agreement, until the date you voluntarily terminate your employment or December 31, 2023, whichever occurs first (the “Termination Date”). If you give earlier notice of your voluntary termination, you agree to do so in writing to the Company, attention to the Company’s Board Chair (with confirmed receipt of same). The period from the Transition Date to the Termination Date is the “Transition Period”.
2.
Terms and Conditions of Advisor Role and Transition Period. During the Transition Period, the Company does not expect you to perform any services except as requested solely in writing (which may occur through electronic communications) through the Board Chair, which services you may reasonably and in good faith perform consistent with your medical condition and vacation time. You will perform no other services and communicate nothing related to the Company other than as expressly directed and reasonably requested by the Board Chair as indicated herein. You shall continue to comply with all Company policies during the Transition Period. For the duration of the Transition Period, you will receive a monthly salary of $5,000, which shall be payable in accordance with the Company’s payroll, and you will continue to be eligible for all Company benefits.
3.
Termination of Employment. On and after the Termination Date, you will not be eligible to remain in the Company’s benefit programs. The Company will not contest any application you may make for unemployment benefits after the Termination Date. In addition, and regardless of whether you sign this Agreement, on the Termination Date, you will receive payment for all wages that are due and accrued as of the Termination Date. Given that the Company has a policy of unlimited vacation, there will be no payment for accrued but untaken vacation. Your right to participate in the Company’s health insurance program will terminate on the Termination Date; thereafter, your right to continued participation in such program is contingent upon your election of COBRA coverage; you will receive your election notice after the Termination Date.

4.
Severance Benefits. Pursuant to the Employment Agreement, if you or your estate in the event of your death, sign (and do not revoke) this Agreement and the Supplemental Release of Claims referred to in Section 8 below (the form of which is attached as Exhibit C), and provided you do not act in violation of the covenants set forth in this Agreement, the Company will pay and provide you (or your estate in the event of your death) the following:
(i)
Severance: Severance in the amount of $602,300, less applicable payroll withholdings (the “Severance”), which is equivalent to twelve (12) months of your Base Salary. The Severance will be paid with the Company’s regular payroll in regular installments, beginning with the first payroll following the Effective Date of the Supplemental Release of Claims and continuing for twelve (12) months thereafter until fully paid.
(ii)
Bonus: The Company will pay you 100% of your Target Bonus (which is 50% of your Base Salary) for the year 2023 in the amount of $301,150, which payment shall be made to you (or your estate) (less applicable payroll withholdings) on the earlier of (x) March 15, 2024 or (y) the date bonuses are paid to other bonus participants. You will not be eligible for any other bonus payments from the Company.
(iii)
Continued Health Insurance: In addition, if you sign (and do not revoke) the Supplemental Release, and if you elect COBRA, the Company will pay your COBRA premiums to continue your medical, vision and dental coverage for you and your dependents at the Company’s cost for a period of up to thirty-six (36) months following the Termination Date, subject to Section 6.2.3 of the Employment Agreement.
(iv)
Legal Fees. The Company will reimburse the attorneys’ fees you incurred in connection with negotiating this Agreement up to an amount of $10,000, upon the presentation to the Company of invoices reflecting such payments.

Other than as set forth in this Section and Agreement, you are not eligible for any other payment from the Company, including without limitation, wages, bonuses, benefits, or compensation. Pursuant to the Guardian Basic Life Insurance Policy, the Company agrees to continue the life insurance coverage for you due to the fact that your employment will end due to your Total Disability in accordance with the Continuation of Coverage provided for in the Policy.

5.
Equity in the Company. Pursuant to Section 6.2.4 of the Employment Agreement, each Equity Award (as such term is defined in the Employment Agreement) held by you (as reflected on Exhibit B) shall fully accelerate as of the Termination Date and each option held by you (as reflected on Exhibit B) will remain outstanding and exercisable until the earliest of (a) three (3) years after the Termination Date, (b) the closing of any Change in Control or (c) the original expiration date of the option. Other than as set forth on Exhibit B, you have no equity interest in the Company or its affiliates, and you will make no claim to such equity in future.
6.
Covenants

(a)
You acknowledge that as of the date you execute this Agreement (the “Execution Date”), you have not filed any complaints, claims, charges, actions, grievances or arbitrations against the Company or otherwise contacted any U.S. federal, state or local governmental agency or commission that has applicable jurisdiction to regulate the Company (each a “Government Agency”) regarding the Company.
(b)
You agree that, no later than five business days after the Termination Date, you will return to the Company all Company documents (whether in hard copy or electronic form and any copies thereof) and property (including, without limitation, all cell phones, laptops and other company equipment), and that you shall abide by the provisions of the Confidentiality Agreement you previously executed (the “Confidentiality Agreement”), the terms of which shall survive the signing of this Agreement. Further, you agree that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information. You shall not be deemed to be in breach of this confidentiality provision (i) in the event such information is already in the public domain, (ii) in the event that you are required to disclose confidential information in connection with a judicial or special proceeding or pursuant to court order, (iii) if you share this information with any Government Agency or participate in a government investigation, or (iv) if you obtain the Company’s prior written permission to disclose such information. Also, notwithstanding any provision of this Agreement prohibiting the disclosure of trade secrets or other confidential information, you may not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law, or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if you file a lawsuit or other court proceeding against the Company for retaliating against you for reporting a suspected violation of law, you may disclose the trade secret to the attorney representing you and use the trade secret in the court proceeding, if you file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.
(c)
You agree that during the Transition Period and after the Termination Date, you shall not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (and all other related entities and subsidiaries and their former or current officers, directors, employees and consultants) including, but not limited to, any statements that disparage any person, product, pipeline, pipeline candidate, service, finances, financial condition, capability or any other aspect of the business of the Company, and that you will not engage in any conduct which could reasonably be expected to harm professionally or personally the business or reputation of the Company (and all other related entities and subsidiaries and their former or current officers, directors, employees and consultants). Further, you agree that you shall take no action intended to disrupt or impair the Company’s business operations, including, without limitation, disrupting or impairing the Company’s employment relationship with its employees. In the event the Company believes such a statement is made, you shall be entitled to written notice of such alleged violation, which shall be transmitted to you and your counsel by electronic mail, confirmed receipt of same, and, if curable, you shall be provided with five days to cure such alleged violation. The Company is not presently aware of any violations of this provision as of the date this Agreement is executed.

(d)
You agree that nothing in this Agreement prevents you from: (i) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; (ii) if applicable, engaging in protected activities under Section 7 of the National Labor Relations Act (“NLRA”), including filing unfair labor practice charges, assisting Company employees in filing unfair labor practice charges, discussing the improvement of terms and conditions of employment (including regarding the terms of this Agreement) with former and current Company employees or union representatives or other third parties for the purpose of engaging in concerted activity under Section 7 of the NLRA; or (iii) making any necessary disclosures as otherwise required by law.
(e)
You acknowledge that the Company’s insider trading policy provides that: “If a person ceases to be a Director or employee of the Company at a time when he or she is aware of material nonpublic information concerning the Company, the prohibition on purchases, sales or donations of Company securities in [this Section] shall continue to apply to such person until that information has become public or is no longer material.” You understand and agree that you will abide by this policy during the Transition Period and after the Termination Date.
(f)
You agree that by entering into this Agreement, the Company is not admitting to and specifically denies any wrongdoing or violation of any law, and further, the Company by agreeing to provide you Severance benefits is not admitting any liability and specifically denies any liability or that you suffered any damages.
(g)
You acknowledge that as of the Execution Date you have received all leave to which you are entitled under any applicable Federal or state law, and you have been paid in full for all wages and compensation and you are not aware of any injuries that would qualify as workplace injuries for purposes of workers compensation.
(h)
The Company’s officers and members of its Board of Directors agree during the Transition Period and after the Termination Date not to make any statements that are (i) professionally or personally disparaging about, or adverse to, you, (ii) or reference your personal health information (other than reporting your separation due to Disability or Total Disability as required to regulators or insurers).
(i)
You agree that the Company may publicly announce on (or immediately after) the Transition Date that you are transitioning into an Advisor Role for medical reasons.
7.
Your Release of Claims. You hereby agree and acknowledge that by signing this Agreement and accepting the Severance benefits in Section 4 and the equity acceleration in Section 5 and for other good and valuable consideration, you are waiving your right to assert any and all forms of legal claims against the Company of any kind whatsoever, whether known or unknown, arising from the beginning of time through the date you execute this Agreement (the “Execution Date”). Except as set forth below, your waiver and release herein is intended to bar any form of legal claim, complaint or any other form of action by you, including but not limited to a class or collective action, whether you seek to participate as a party plaintiff or as a class member (each a “Claim” and jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Execution Date.

Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your prior employment relationship with the Company or the termination thereof, including, without limitation:

** Claims under any local, state or federal discrimination, fair employment practices or other employment-related statute, regulation or executive order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Federal Worker Adjustment and Retraining Notification Act; and any similar California, or other state, federal, or local statute.

** Claims under any other local, state or federal employment related statute, regulation or executive order (as they may have been amended through the Execution Date) relating to any other terms and conditions of employment.

** Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

** Any other Claim arising under local, state or federal law.

Notwithstanding the foregoing, this section does not release the Company from any obligation expressly set forth in this Agreement. Moreover, this section does not release any claims or entitlements you may have to indemnification from the Company or the benefit of coverage under any D&O policies of insurance applicable to the period for which you served as a Company officer and director. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the economic benefits described herein unless you sign and do not revoke this Agreement (and the Supplemental Release of Claims).

**Unknown Claims, Waiver of California Civil Code Section 1542. You understand and expressly agree that this Agreement extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, past, present, or future, arising from or attributable to any conduct of the Company, whether set forth in any claim or demand referred to in this Agreement or not, and that any and all rights granted to you under Section 1542 of the California Civil Code or any analogous state law or federal law or regulation, are expressly WAIVED. Section 1542 of the California Civil Code reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASING PARTY.

In waiving the provisions of Section 1542 of the California Civil Code, you acknowledge you may later discover facts in addition to or different from those you now believe to be true with respect to the matters released in this Agreement. You, however, agree you have taken that possibility into account in reaching this Agreement, and that the release in this Agreement will remain in effect as a full and complete release notwithstanding the discovery or existence of additional or different facts.

It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Also, because you are over the age of 40, and consistent with the provisions of the Age Discrimination in Employment Act, which prohibits discrimination on the basis of age, the Company is providing you with twenty-one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to Bryan Yoon at the Company (byoon@ternspharma.com). In addition, you may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand or send by mail or confirmed receipt email (if by mail, certified, return receipt and postmarked within such 7-day period) a notice of rescission to Bryan Yoon. The eighth day following your signing of this Agreement without rescission is the “Effective Date” of this Agreement.

Also, consistent with the provisions of local, state and federal discrimination laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under such discrimination laws (the “Discrimination Laws”) or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or state or local equivalent, or from participating in any investigation or proceeding conducted by the EEOC or state or local equivalent (or seeking the recovery of any governmental bounty). Further, nothing in this release or Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Discrimination Laws.

8.
Supplemental Release of Claims. Prior to the Termination Date, the Company will provide you with a Supplemental Release of Claims in the form annexed hereto as Exhibit C as a condition to your receipt of the Severance benefits provided for in Section 4 and the equity acceleration provided for in Section 5, which Supplemental Release of Claims will cover the period through the Termination Date. You or your estate representatives must execute and not revoke the release in order to receive the Severance benefits.
9.
Entire Agreement/Modification/Waiver/Choice of Law/Enforceability. You acknowledge and agree that this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company (except as expressly set forth herein) and sets forth the entire agreement between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future. This Agreement shall be deemed to have been made in the State of California and shall be construed in accordance with the laws of California without giving effect to conflict of law principles. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full, provided, however, that if any or all of the release is held unenforceable, this Agreement shall be deemed null and void.

By executing this Agreement, you are acknowledging that: (1) you have carefully read and understand the terms and effects of this Agreement, including the Section entitled Your Release of Claims; (2) you understand that the Your Release of Claims is legally binding and by signing this Agreement, you give up certain rights; (3) you have been afforded sufficient time to understand the terms and effects of this Agreement; (4) your agreements and obligations hereunder are made voluntarily, knowingly and without duress; and (5) neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

This Agreement may be signed on one or more copies, each of which when signed will be deemed to be an original, and all of which together will constitute one and the same Agreement. The Company will counter-sign this Agreement once it receives it from you. This Agreement will remain valid for 21 days after its delivery to you.

Terns, Inc.

By: /s/ Bryan Yoon

Name: Bryan Yoon

Its: Member of the Board

Confirmed, Agreed and Acknowledged:

/s/ Senthil Sundaram

Senthil Sundaram

Dated: August 2, 2023

Exhibit A – Resignation Form

August 2, 2023

To the Chair of the Terns Pharmaceuticals, Inc. Board of Directors

Please be advised that I hereby resign as Chief Executive Officer of Terns Pharmaceuticals, Inc., as Chief Executive Officer of Terns, Inc. and as a member of the Terns Pharmaceuticals, Inc. Board of Directors, as well as from any other officer and director positions for Terns Pharmaceuticals, Inc. and Terns, Inc. and any of their affiliates or subsidiaries thereof effective as of August 2, 2023.

_________________________
Senthil Sundaram

Exhibit B

Equity Statement – Shareworks Statement Attached

Supplemental Release of Claims

I (or my estate representatives) hereby agree and acknowledge that by signing this Supplemental Release of Claims and accepting the Severance benefits set forth in the Agreement between me and Terns, Inc. dated August 2, 2023 (the “Agreement”), and for other good and valuable consideration, hereby waive my right to assert any and all forms of legal claims against the Company (as defined in the Agreement) of any kind whatsoever, whether known or unknown, arising from the beginning of time through the date I execute this Supplemental Release of Claims (the “Supplemental Release of Claims Execution Date”). Except as set forth below, my waiver and release herein is intended to bar any form of legal claim, complaint or any other form of action by me, including but not limited to a class or collective action, whether I seek to participate as a party plaintiff or as a class member (each a “Claim” and jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Supplemental Release of Claims Execution Date.

Without limiting the foregoing general waiver and release, I specifically waive and release the Company from any Claim arising from or related to my prior employment relationship with the Company or the termination thereof, including, without limitation:

** Claims under any local, state or federal discrimination, fair employment practices or other employment-related statute, regulation or executive order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Federal Worker Adjustment and Retraining Notification Act; and any similar California, or other state, federal, or local statute.

** Claims under any other local, state or federal employment related statute, regulation or executive order (as they may have been amended through the Execution Date) relating to any other terms and conditions of employment.

** Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

** Any other Claim arising under local, state or federal law.

Notwithstanding the foregoing, this section does not release the Company from any obligation expressly set forth in the Agreement, including but not limited to the obligation to pay the Severance. Moreover, this section does not release any claims or entitlements I may have to indemnification from the Company or the benefit of coverage under any D&O policies of insurance applicable to the period for which I served as a Company officer and director. I acknowledge and agree that the Company will not pay me (or my estate) the Severance unless I sign and do not revoke this Supplemental Release of Claims.

**Unknown Claims, Waiver of California Civil Code Section 1542. I understand and expressly agree that this Supplemental Release of Claims extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, past, present, or future, arising from or attributable to any conduct of the Company, whether set forth in any claim or demand referred to in this Agreement or not, and that any and all rights granted to me under Section 1542 of the California Civil Code or any analogous state law or federal law or regulation, are expressly WAIVED. Section 1542 of the California Civil Code reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASING PARTY.

In waiving the provisions of Section 1542 of the California Civil Code, I acknowledge I may later discover facts in addition to or different from those I now believe to be true with respect to the matters released in this Agreement. I, however, agree I have taken that possibility into account in reaching this Agreement, and that the release in this Supplemental Release of Claims will remain in effect as a full and complete release notwithstanding the discovery or existence of additional or different facts.

It is the Company’s desire and intent to make certain that I fully understand the provisions and effects of this Supplemental Release of Claims. To that end, I have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Supplemental Release of Claims. Also, because I am over the age of 40, and consistent with the provisions of the Age Discrimination in Employment Act, which prohibits discrimination on the basis of age, the Company is providing me with twenty-one (21) days in which to consider and accept the terms of this Supplemental Release of Claims by signing below and returning it to Bryan Yoon (or other designee) at the Company (byoon@ternspharma.com). In addition, I may rescind my assent to this Supplemental Release of Claims if, within seven (7) days after I sign this Supplemental Release of Claims, I deliver by hand or send by mail or confirmed receipt email (if by mail, certified, return receipt and postmarked within such 7-day period) a notice of rescission to Bryan Yoon (or his designee). The eighth day following my signing of this Supplemental Release of Claims without rescission is the “Effective Date” of this Supplemental Release of Claims.

Also, consistent with the provisions of local, state and federal discrimination laws, nothing in this release shall be deemed to prohibit me from challenging the validity of this release under such discrimination laws (the “Discrimination Laws”) or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or state or local equivalent, or from participating in any investigation or proceeding conducted by the EEOC or state or local equivalent (or seeking the recovery of any governmental bounty). Further, nothing in this release or Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that my signing of this Supplemental Release of Claims constitutes a full release of any individual rights under the Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to me under the Agreement and this Supplemental Release of Claims in the event that I successfully challenge the validity of this release and prevail in any claim under the Discrimination Laws.

Confirmed, Agreed and Acknowledged:

____________________________________

Senthil Sundaram

Dated:______________________________